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                                                                    EXHIBIT 3.1



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         EXTENDED SYSTEMS INCORPORATED



                         Pursuant to Section 245 of the
                General Corporation Law of the State of Delaware



         Extended Systems Incorporated, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

         1. The name of the corporation is Extended Systems Incorporated (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 5, 1985.

         2. The amendment and restatement of the Certificate of Incorporation herein set forth has been duly adopted by the Corporation's Board of Directors and stockholders pursuant to Section 242 of the General Corporation Law of the State of Delaware ("Delaware Law").

         3. The restatement herein set forth has been duly adopted pursuant to Section 245 of the Delaware Law. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

         4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:






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                             "AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         EXTENDED SYSTEMS INCORPORATED


                                  ARTICLE ONE

         The name of this corporation is EXTENDED SYSTEMS INCORPORATED (the "Corporation").


                                  ARTICLE TWO

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE

         The Corporation shall have perpetual existence, and the nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("Delaware Law").


                                  ARTICLE FOUR

         Section 4.1 The Corporation is authorized to issue two classes of stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of Common Stock the Corporation shall have the authority to issue is 75,000,000 shares, and the Common Stock shall have a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000, and the Preferred Stock shall have a par value of $0.001 per share.

         Section 4.2 Effective upon the filing of this Amended and Restated Certificate of Incorporation, each three (3) issued and outstanding shares of Common Stock shall be automatically combined and reconstituted as two (2) shares of Common Stock. No fractional shares shall be issued. In lieu thereof, the Corporation shall pay to the holders otherwise entitled to such fractional shares resulting from the reverse stock split, a sum of cash equal to the fair market value of such fraction on the date of conversion.

         Section 4.3 Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the "Board") (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the












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designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         Section 4.4 Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

         Section 4.5 The Corporation shall from time to time in accordance with the Delaware Law increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                                  ARTICLE FIVE

         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.


                                  ARTICLE SIX

         In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.


                                 ARTICLE SEVEN

         Section 7.1 The number of directors which constitute the whole Board shall be designated in the Bylaws of the Corporation.

         Section 7.2 The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each class shall consist, as nearly as may be possible, of one-





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third of the total number of directors constituting the entire Board.  The current term of office of the Class I directors shall expire at the annual meeting of stockholders in 1999 and Class I directors shall subsequently be elected for a full term of three years. The current term of office of the Class II directors shall expire at the annual meeting of stockholders in 2000 and Class II directors shall subsequently be elected for a full term of three years. The initial term of office of the Class III directors shall expire at the annual meeting of stockholders in 1998 and Class III directors shall subsequently be elected for a full term of three years. Thereafter, the term of office of each class of directors shall be three years and directors shall hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. If the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office only until next election of directors by the stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

         Section 7.3 Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

         Section 7.4 Stockholders are not entitled to cumulate their votes for directors.

         Section 7.5 Vacancies created by newly created directorships, created in accordance with the Bylaws of the Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director. Any director elected to fill a vacancy shall hold office only until the next election of directors by the stockholders.


                                 ARTICLE EIGHT

         Section 8.1 To the fullest extent permitted by the Delaware Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Section 8.2 The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.





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         Section 8.3   Neither any amendment nor repeal of this Article Eight,
nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE NINE

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."























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         IN WITNESS WHEREOF, Extended Systems Incorporated has caused this
Restated and Amended Certificate of Incorporation to be signed by Steven D. Simpson, its President and Chief Executive Officer and attested to by Robert G. Hamlin, its Secretary, on January 22, 1998.


                                            EXTENDED SYSTEMS INCORPORATED
                                            A Delaware Corporation


                                            By: /s/ Steven D. Simpson
                                               --------------------------
                                                Steven D. Simpson
                                                President and Chief Executive
                                                Officer



ATTEST:


By: /s/ Robert G. Hamlin
   -------------------------------
        Robert G. Hamlin
        Secretary